EXHIBIT 10.31

AMENDMENT TO RETENTION AGREEMENT
This Amendment (the “Amendment”) to the Retention Agreement (the “Agreement”) dated March 26, 2007, between Dollar Tree, Inc. (formerly, Dollar Tree Stores, Inc.) (the “Company”) and Gary Philbin (the “Executive”), as amended, is made and entered into as of this 31st day of October, 2018, by and between the Company and the Executive. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
1.Section 409A Clarifications. Section 2(a)(iii) of the Agreement is hereby amended to add “in accordance with the Company’s normal payroll practices in effect on the Date of Termination” at the conclusion of the final sentence thereof.
2.    No Duplication of Benefits. The Agreement is hereby amended to add the following proviso at the end of Section 2(e) thereof: “provided that the Severance Payment shall be reduced by any amounts previously paid to you as of the Change in Control Date under the Executive Agreement (as defined below)),” and Section 2(g) is hereby amended to restate the clause following the final comma thereof as follows: “except as specifically provided in (i) clause (ii) of the last sentence of Section 2(b) and (ii) Section 2(e)(B).” Additionally, the Agreement is hereby amended to add the following Section 2(i):
(i)    No Duplication of Benefits. If you incur an Involuntary Termination during the Term and become entitled to the payments and benefits set forth in this Section 2, you shall not be entitled to any additional severance compensation or salary continuation benefits under any other individual agreement with the Company or any Company severance plan or policy in connection with such Involuntary Termination, including any Executive Agreement (the “Executive Agreement”), you may enter into with the Company. For the avoidance of doubt, nothing in this Agreement shall limit your rights with respect to any of your vested benefits under any plan, policy, agreement or arrangement of the Company (including the Dollar Tree Retirement Savings Plan).
3.    280G Cutbacks. The parties agree that (i) in implementing any reduction of Payments under Section 3(a) of the Agreement, such reduction shall be made in the following order: (1) cash Payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (2) equity-based Payments that may not be valued under 24(c), (3) cash Payments that may be valued under 24(c), (4) equity-based Payments that may be valued under 24(c) and (5) other types of benefits (with respect to each such category, such reduction shall occur first with respect to Payments that are not “nonqualified deferred compensation” within the meaning of Section 409A of the Code and next with respect to Payments that are “nonqualified deferred compensation,” in each case beginning with Payments that are to be paid the farthest in time from the Accounting Firm’s determination) and (ii) the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including any agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A- 2(b) of Treas. Reg. § 1.280G-1), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Treas. Reg. § 1.280G-1 and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Treas. Reg. § 1.280G-1in accordance with Q&A-5(a) of Treas. Reg. § 1.280G-1.
4.    Update to Competitor List. Family Dollar Stores, Inc. is hereby removed from the definition of “Competitor” in the Agreement.
5.    Updated Equity Plan Reference. The definition of “Long-Term Plans” in the Agreement is hereby restated as follows:
“Long-Term Plans” shall mean the Company’s 2011 Omnibus Incentive Plan, and any other plan or arrangement of the Company applicable to you that provides for the grant of long-term equity incentive compensation.
6.    Updated Position. The reference to “Chief Operating Officer” in clause (i) of the definition of “Good Reason” is hereby replaced with “Chief Executive Officer” and the definition of Multiplier is hereby restated as follows: “‘Multiplier’ shall mean 2.5.”
7.    Section 409A. Section 10 is amended to clarify that the first sentence thereof applies only to amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and to add the following new paragraph at the conclusion of such section: “All payments to be made upon a termination of your employment under this Agreement that constitute ‘nonqualified deferred compensation’ within the meaning of Section 409A of the Code may only be made upon a ‘separation from service’ under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement.”
8.    Except as expressly amended by this Amendment, all terms and conditions of the Agreement remain in full force and effect and are unmodified hereby.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
EXECUTIVE                    DOLLAR TREE, INC. and its subsidiaries

By: /s/ Gary Philbin                By: /s/ Bob Sasser
Name:     Gary Philbin                Name:     Bob Sasser
Title:     President and                Title:     Executive Chairman
Chief Executive Officer
Dollar Tree, Inc.